Exhibit 4.1

NEITHER THIS DEBENTURE NOR THE SHARES OF COMMON STOCK ISSUABLE UPON CONVERSION OF THIS DEBENTURE HAS BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAW, AND SUCH SECURITIES MAY NOT BE SOLD OR OTHERWISE TRANSFERRED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER SAID ACT OR STATE LAW OR AN OPINION OF COUNSEL THAT SUCH REGISTRATION IS NOT REQUIRED.

$5,000,000.	November 7, 2007

GENESIS PHARMACEUTICALS ENTERPRISES, INC.

6% CONVERTIBLE SUBORDINATED DEBENTURE DUE NOVEMBER 30, 2010

FOR VALUE RECEIVED, Genesis Pharmaceuticals Enterprises, Inc., a Florida corporation (the “Company”), hereby promises to pay to the order of Pope Investments, LLC, a Delaware limited liability company, or registered assigns (the “Holder”), the principal amount of five million dollars ($5,000,000) on November 30, 2010 (“Maturity Date”). Interest on the outstanding principal balance shall be paid at the rate of six percent (6%) per annum, in semi-annual installments payable on May 31 and November 30 of each year, to the holder of record of this Debenture on the 15th day of the previous month, with the first interest payment being due on May 31, 2008. Interest shall be computed on the basis of a 360-day year, using the number of days actually elapsed. This Debenture is issued pursuant to a securities purchase agreement (the “Agreement”) dated November 6, 2007, by and among the Company, Pope Investments, LLC and the other Investors, if any, named therein pursuant to which the Company issued Debentures in the aggregate principal amount of $5,000,000. The Debentures issued pursuant to the Agreement which are outstanding at any time are collectively referred to as the “Debentures.” All terms defined in the Agreement and used in the Debentures shall have the same meaning in the Debentures as in the Agreement.

Article 1.
Covenants of the Company

(a)     Payment of Principal and Interest. The Company shall pay principal and interest in the amounts and at the times set forth in this Debenture.

(b)     Fundamental Transaction. The Company shall not enter into any agreement with respect to Fundamental Transaction, as hereinafter defined, without the prior approval of the holders of a majority of the principal amount of the Debentures.

Article 2.
Events of Default; Acceleration

(a)     Events of Default Defined. The entire unpaid principal amount of this Debenture, together with interest thereon shall, on written notice to the Company given by the holders of a majority of the principal amount of the Debentures then outstanding, forthwith become and be due and payable if any one or more the following events (“Events of Default”) shall have occurred (for any reason whatsoever and whether such happening shall be voluntary or involuntary or be affected or come about by operation of law pursuant to or in compliance with any judgment, decree, or order of any court or any order, rule or regulation of any administrative or governmental body) and be continuing. An Event of Default shall occur:

(i)     if failure shall be made in the payment of the principal when and as the same shall become due; or

(ii)     if failure shall be made in the payment of interest on the Debenture when and as the same shall become due and such failure shall continue for a period of five (5) business days after such payment is due; or

(iii)     if any court or agency of the government of the Peoples’ Republic of China shall make a final determination that the PRC Agreements are not valid and enforceable agreement and such determination results if the Company not being able to realize in any material respect the benefits intended to be derived from the PRC Agreements and the Company is not able to restructure the PRC Agreements or enter into new agreement that provide the Company with substantially the benefits contemplated by the PRC Agreements; or

(iv)     if the Company shall violate or breach any of the representations, warranties and covenants contained in the Debentures or the Agreement and such violation or breach shall continue for thirty (30) days after written notice of such breach, setting forth in reasonable detail the nature of the breach, shall have been received by the Company from the Holder; or

(v)     if the Company or any Significant Subsidiary (which term shall mean any subsidiary of the Company which would be considered a significant subsidiary, as defined in Rule 1-02 of Regulation S-X of the SEC and shall include each of the Related Companies) shall consent to the appointment of a receiver, trustee or liquidator of itself or of a substantial part of its property, or shall admit in writing its inability to pay its debts generally as they become due, or shall make a general assignment for the benefit of creditors, or shall file a voluntary petition in bankruptcy, or an answer seeking reorganization in a proceeding under any bankruptcy law (as now or hereafter in effect) or an answer admitting the material allegations of a petition filed against the Company or any Significant Subsidiary, in any such proceeding, or shall by voluntary petition, answer or consent, seek relief under the provisions of any other now existing or future bankruptcy or other similar law providing for the reorganization or winding up of corporations, or an arrangement, composition, extension or adjustment with its or their creditors, or shall, in a petition in bankruptcy filed against it or them be adjudicated a bankrupt, or the Company or any Significant Subsidiary or their directors or a majority of its stockholders shall vote to dissolve or liquidate the Company or any Significant Subsidiary other than a liquidation involving a transfer of assets from a Subsidiary to the Company or another Subsidiary; or

(vi)     if an involuntary petition shall be filed against the Company or any Significant Subsidiary seeking relief against the Company or any Significant Subsidiary under any now existing or future bankruptcy, insolvency or other similar law providing for the reorganization or winding up of corporations, or an arrangement, composition, extension or adjustment with its or their creditors, and such petition shall not be vacated or set aside within ninety (90) days from the filing thereof; or

(vii)     if a court of competent jurisdiction shall enter an order, judgment or decree appointing, without consent of the Company or any Significant Subsidiary, a receiver, trustee or liquidator of the Company or any Significant Subsidiary, or of all or any substantial part of the property of the Company or any Significant Subsidiary, or approving a petition filed against the Company or any Significant Subsidiary seeking a reorganization or arrangement of the Company or any Significant Subsidiary under the Federal bankruptcy laws or any other applicable law or statute of the United States of America or any State thereof, or any substantial part of the property of the Company or any Significant Subsidiary shall be sequestered; and such order, judgment or decree shall not be vacated or set aside within ninety (90) days from the date of the entry thereof; or

(viii)     if, under the provisions of any law for the relief or aid of debtors, any court of competent jurisdiction shall assume custody or control of the Company or any Significant Subsidiary or of all or any substantial part of the property of the Company or any Significant Subsidiary and such custody or control shall not be terminated within ninety (90) days from the date of assumption of such custody or control.

(b)     Default Interest in Certain Events. Upon the occurrence of an Event of Default under any one or more of Sections 2(a)(iii) or (iv), then the interest rate on the Debenture shall be the lesser of (x) fifteen percent (15%) per annum or (y) the maximum amount allowable under law, applied retroactively to the date of this Debenture.

(c)     Limited Guaranty. Laiyang Jiangbo Pharmaceutical Co., Ltd. and Genesis Jiangbo (Laiyang) Biotech Technologies Co., Ltd., each a limited liability company organized under the laws of the People’s Republic of China (collectively, the “Guarantors”), by execution of this Debenture, do hereby jointly and severally acknowledge that they and each of them will be a direct beneficiary of the financing provided by these Debentures and, as an inducement to Holder to purchase the Debentures, they do hereby jointly and severally guarantee the payment of the Company’s obligations under this Debenture to Holder promptly upon demand therefore by the Holders of a majority of the Debentures then outstanding, but if only if this Debenture shall become due and payable following an Event of Default pursuant to Section 2(a)(iii) of this Debenture. This guaranty is a continuing guarantee and shall remain in full force and effect until the Company’s obligations under this Debenture shall have been fully and irrevocably paid, discharged or satisfied in full regardless of any intermediate payment or discharge in part. The obligations of the Guarantors under this guarantee will not be affected by any act, omission, matter or thing which, but for this provision, would reduce, release or prejudice any of its obligations under this guarantee or prejudice or diminish those obligations in whole or in part. All payments by the Guarantors under this guarantee shall be made to the Holder of this Debenture to its account at such office or bank whose main office is located in the United States of America as the Holder may notify to the Guarantors for this purpose, and Guarantors covenant to take such action and seek such consents as are necessary to make such payments in US Dollars to the Holder as contemplated hereby. All payments made by the Guarantors under this guarantee shall be made without set-off or counterclaim.

(d)     Rights of Debenture Holder. Nothing in this Debenture shall be construed to modify, amend or limit in any way the right of the holder of this Debenture to bring an action against the Company.

Article 3.
Conversion

(a)     Conversions at Option of Holder. This Debenture shall be initially convertible, in whole at any time or in part from time to time into such number of shares of Common Stock as is determined by dividing the amount of principal being converted by the Conversion Price. The Conversion Price shall be twenty five cents ($.25), subject to adjustment as provided in this Article 3.

(b)     Mechanics of Conversion.

(i)     The Holder of this Debenture shall effect conversions by providing the Company with the form of conversion notice attached hereto as Annex A (a “Notice of Conversion”) executed by the Holder, together with the delivery by the Holder to the Company of this Debenture, with this Debenture being duly endorsed in full for transfer to the Company or with an applicable stock power duly executed by the Holder in the manner and form as deemed reasonable by the transfer agent of the Common Stock; provided, however, that at the election of the Holder, the Holder may execute the Notice of Conversion and transmit the Notice of Conversion to the Company without the physical delivery of this Debenture. Each Notice of Conversion shall specify the principal amount of this Debenture to be converted, the principal amount of this Debenture outstanding prior to the conversion at issue, the principal amount of this Debenture owned subsequent to the conversion at issue, and the date on which such conversion is to be effected, which date may not be prior to the date the Holder delivers such Notice of Conversion to the Company by overnight delivery service or by telecopier or PDF (the “Conversion Date”). If no Conversion Date is specified in a Notice of Conversion, the Conversion Date shall be the Trading Day immediately preceding the date that such Notice of Conversion and applicable stock certificates are received by the Company. The calculations and entries set forth in the Notice of Conversion shall control in the absence of manifest or mathematical error. The principal amount of this Debenture being converted in accordance with the terms of this Section 3(b)(i) shall be canceled and may not be reissued.

(ii)     Except as otherwise set forth herein, not later than three Trading Days after each Conversion Date (the “Share Delivery Date”), the Company shall deliver to the Holder a certificate or certificates which, after the Effective Date, shall be free of restrictive legends and trading restrictions (other than those required by the Agreement and the Securities Act) representing the number of shares of Common Stock being acquired upon the conversion of this Debenture. After the effective date of the Conversion Shares Registration Statement, as defined in the Certificate of Designation, the Company shall, upon request of the Holder, deliver any certificate or certificates required to be delivered by the Company under this Section electronically through the Depository Trust Company or another established clearing Company performing similar functions if the Company’s transfer agent has the ability to deliver shares of Common Stock in such manner. If in the case of any Notice of Conversion such certificate or certificates are not delivered to or as directed by the applicable Holder by the third Trading Day after the Conversion Date, the Holder shall be entitled to elect by written notice to the Company at any time on or before its receipt of such certificate or certificates thereafter, to rescind such conversion, in which event the Company shall immediately return the this Debenture to the Holder.

(iii)     The Company’s obligations to issue and deliver the Conversion Shares upon conversion of this Debenture in accordance with the terms hereof are absolute and unconditional, irrespective of any action or inaction by the Holder to enforce the same, any waiver or consent with respect to any provision hereof, the recovery of any judgment against any Person or any action to enforce the same, or any setoff, counterclaim, recoupment, limitation or termination, or any breach or alleged breach by the Holder or any other Person of any obligation to the Company or any violation or alleged violation of law by the Holder or any other person, and irrespective of any other circumstance which might otherwise limit such obligation of the Company to the Holder in connection with the issuance of such Conversion Shares. In the event a Holder shall elect to convert any or all of this Debenture, the Company may not refuse conversion based on any claim that such Holder or any one associated or affiliated with the Holder of has been engaged in any violation of law, agreement or for any other reason unless, an injunction from a court, on notice, restraining and or enjoining conversion of all or part of this Debenture shall have been sought and obtained and the Company posts a surety bond for the benefit of the Holder in the amount of 150% of the Conversion Value of the principal amount of the Debenture outstanding (i.e., the value of the shares of Common Stock issued upon conversion of such principal amount of this Debenture) which is subject to the injunction, which bond shall remain in effect until the completion of arbitration/litigation of the dispute and the proceeds of which shall be payable to such Holder to the extent it obtains judgment. In the absence of an injunction precluding the same, the Company shall issue Conversion Shares upon a properly noticed conversion.

(iv)     If the Company fails to deliver to the Holder such certificate or certificates pursuant to Section 3(b)(ii) by a Share Delivery Date, and if after such Share Delivery Date the Holder purchases (in an open market transaction or otherwise) Common Stock to deliver in satisfaction of a sale by such Holder of the Conversion Shares which the Holder was entitled to receive upon the conversion relating to such Share Delivery Date (a “Buy-In”), then the Company shall pay in cash to the Holder the amount by which (x) the Holder’s total purchase price (including brokerage commissions, if any) for the Common Stock so purchased exceeds (y) the product of (I) the aggregate number of shares of Common Stock that such Holder was entitled to receive from the conversion at issue multiplied by (II) the price at which the sell order giving rise to such purchase obligation was executed. For example, if the Holder purchases Common Stock having a total purchase price of $11,000 to cover a Buy-In with respect to an attempted conversion of a portion of this Debenture with respect to which the aggregate sale price giving rise to such purchase obligation is $10,000, under clause (A) of the immediately preceding sentence the Company shall be required to pay the Holder $1,000. The Holder shall provide the Company written notice indicating the amounts payable to the Holder in respect of the Buy-In, together with applicable confirmations and other evidence reasonably requested by the Company. Nothing herein shall limit a Holder’s right to pursue any other remedies available to it hereunder, at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief with respect to the Company’s failure to timely deliver certificates representing shares of Common Stock upon conversion of this Debenture as required pursuant to the terms hereof.

(c)     Reservation of Share of Common Stock. The Company covenants that it will at all times reserve and keep available out of its authorized and unissued shares of Common Stock solely for the purpose of issuance upon conversion of this Debenture, as herein provided, free from preemptive rights or any other actual contingent purchase rights of persons other than the Holders, not less than such number of shares of the Common Stock as shall (subject to any additional requirements of the Company as to reservation of such shares set forth in the Agreement) be issuable upon the conversion of this Debenture. The Company covenants that all shares of Common Stock that shall be so issuable shall, upon issue, be duly and validly authorized, issued and fully paid, non-assessable.

(d)     Fractional Shares. Upon a conversion hereunder, the Company shall not be required to issue stock certificates representing fractions of shares of the Common Stock. All fractional shares shall be carried forward and any fractional shares which remain after the Holder converts the full principal amount of this Debenture shall be dropped and eliminated.

(e)     Transfer Taxes. The issuance of certificates for shares of the Common Stock on conversion of this Debenture shall be made without charge to the Holders thereof for any documentary stamp or similar taxes that may be payable in respect of the issue or delivery of such certificate, provided that the Company shall not be required to pay any tax that may be payable in respect of any transfer involved in the issuance and delivery of any such certificate upon conversion in a name other than that of the Holder, and the Company shall not be required to issue or deliver such certificates unless or until the person or persons requesting the issuance thereof shall have paid to the Company the amount of such tax or shall have established to the satisfaction of the Company that such tax has been paid.

(f)     Absolute Obligation. Except as expressly provided herein, no provision of this Debenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the liquidated damages (if any) on, this Debenture at the time, place, and rate, and in the coin or currency, herein prescribed.

(g)     Certain Adjustments.

(i)     Stock Dividends and Stock Splits. If the Company, at any time from and after the Closing Date, while this Debenture is outstanding: (A) shall pay a stock dividend or otherwise make a distribution or distributions on shares of its Common Stock or any other equity or equity equivalent securities payable in shares of Common Stock (which, for avoidance of doubt, shall not include any shares of Common Stock issued by the Company pursuant to this Debenture), (B) subdivide outstanding shares of Common Stock into a larger number of shares, (C) combine (including by way of reverse stock split) outstanding shares of Common Stock into a smaller number of shares, or (D) issue by reclassification of shares of the Common Stock any shares of capital stock of the Company, then the Conversion Price shall be multiplied by a fraction of which the numerator shall be the number of shares of Common Stock (excluding treasury shares, if any) outstanding before such event and the denominator shall be the number of shares of Common Stock (excluding treasury shares, if any) outstanding after such event. Any adjustment made pursuant to this Section 3(g)(i) shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination or re-classification.

(ii)     Price Adjustment. From and after the Closing Date and until such time as this Debenture is no longer outstanding, except for (a) Exempt Issuances, (b) issuances covered by Sections 3(g)(i) and 3(g)(iii) of this Debenture, or (c) an issuance of Common Stock upon exercise or upon conversion of warrants, options or other convertible securities for which an adjustment has already been made pursuant to this Section 3(g)(ii), as to all of which this Section 3(g)(ii) does not apply, if the Company closes on the sale or issuance of Common Stock at a price, or issues Convertible Securities with a conversion price or exercise price per share which is less than the Conversion Price then in effect (such lower sales price, conversion or exercise price, as the case may be, being referred to as the “Lower Price”), the Conversion Price shall be reduced to the Lower Price. For purpose of determining the exercise price of warrants issued by the Company, the price, if any, paid per share for the warrants shall be added to the exercise price of the warrants.

(h)     Pro Rata Distributions. The Company shall not, at any time while this Debenture is outstanding, make any distribution to holders of Common Stock of evidences of its indebtedness or assets or rights or warrants to subscribe for or purchase any security.

(i)     Calculations. All calculations under this Section 3 shall be made to the nearest cent or the nearest 1/100th of a share, as the case may be.

(j)     Notice to Holders.

(i)     Adjustment to Conversion Price. Whenever the Conversion Price is adjusted pursuant to this Section 3, the Company shall promptly mail to each Holder a notice setting forth the adjustment and setting forth a brief statement of the facts requiring such adjustment. If the Company issues a variable rate security the Company shall be deemed to have issued Common Stock or Common Stock equivalents at the lowest possible conversion or exercise price at which such securities may be converted or exercised.

(ii)     Notices of Other Events. If (a) the Company shall declare a dividend (or any other distribution) on the Common Stock; (b) the Company shall declare a redemption of the Common Stock; (c) the Company shall authorize the granting to all holders of the Common Stock rights or warrants to subscribe for or purchase any shares of capital stock of any class or of any rights; (d) the approval of any stockholders of the Company shall be required in connection with any reclassification of the Common Stock or any Fundamental Transaction, (e) the Company shall authorize the voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Company; then in each case, the Company shall cause to be filed at each office or agency maintained for the purpose of conversion of this Debenture, and shall cause to be mailed to the Holder of this Debenture at such Holder’s last addresses as it shall appear upon the stock books of the Company, at least twenty (20) calendar days prior to the applicable record or effective date hereinafter specified, a notice stating (x) the date on which a record is to be taken for the purpose of such dividend, distribution, redemption, rights or warrants, or if a record is not to be taken, the date as of which the holders of the Common Stock of record to be entitled to such dividend, distributions, redemption, rights or warrants are to be determined or (y) the date on which such reclassification is expected to become effective or close, and the date as of which it is expected that holders of the Common Stock of record shall be entitled to exchange their shares of the Common Stock for securities, cash or other property deliverable upon such reclassification or Fundamental Transaction; provided, that the failure to mail such notice or any defect therein or in the mailing thereof shall not affect the validity of the corporate action required to be specified in such notice.

(k)     Exempt Issuance. Notwithstanding the foregoing, no adjustment in the Conversion Price will be made in respect of an Exempt Issuance.

(l)     Fundamental Transaction. If, at any time while this Debenture is outstanding, (A) the Company effects any merger or consolidation of the Company with or into another Person, (B) the Company effects any sale of all or substantially all of its assets in one or a series of related transactions, (C) any tender offer or exchange offer (whether by the Company or another Person) is completed pursuant to which holders of Common Stock are permitted to tender or exchange their shares for other securities, cash or property, or (D) the Company effects any reclassification of the Common Stock or any compulsory share exchange pursuant to which the Common Stock is effectively converted into or exchanged for other securities, cash or property (in any such case, a “Fundamental Transaction”), then upon any subsequent conversion of this Debenture, the Holder shall have the right to receive, for each Conversion Share that would have been issuable upon such conversion absent such Fundamental Transaction, the same kind and amount of securities, cash or property as it would have been entitled to receive upon the occurrence of such Fundamental Transaction if it had been, immediately prior to such Fundamental Transaction, the holder of one share of Common Stock (the “Alternate Consideration”). For purposes of any such conversion, the determination of the Conversion Price shall be appropriately adjusted to apply to such Alternate Consideration based on the amount of Alternate Consideration issuable in respect of one share of Common Stock in such Fundamental Transaction, and the Company shall apportion the Conversion Price among the Alternate Consideration in a reasonable manner reflecting the relative value of any different components of the Alternate Consideration. If holders of Common Stock are given any choice as to the securities, cash or property to be received in a Fundamental Transaction, then the Holder shall be given the same choice as to the Alternate Consideration it receives upon any conversion of this Debenture following such Fundamental Transaction. To the extent necessary to effectuate the foregoing provisions, any successor to the Company or surviving entity in such Fundamental Transaction shall assume this Debenture.

Article 4.
Subordination

(a)     Agreement of Subordination. The Company, for itself, its successors and assigns, covenants and agrees, and the Holder of this Debenture by acceptance of this Debenture likewise covenants and agrees, that the payment of the principal of and interest on this Debenture is hereby expressly subordinated, to the extent and in the manner hereinafter set forth, to the prior payment in full of all Senior Indebtedness, as hereinafter defined. The provisions of this Article 4 shall constitute a continuing offer to all persons who, in reliance upon such provision, become holders of, or continue to hold, Senior Indebtedness, and such provisions are made for the benefit of the holders of Senior Indebtedness, and such holders are hereby made obligees hereunder the same as if their names were written herein as such, and they and/or each of them may proceed to enforce such provisions.

(b)     Company Not to Make Payments with Respect to Debenture in Certain Circumstances.

(i)     Upon the maturity of any Senior Indebtedness by lapse of time, acceleration or otherwise, all principal thereof and premium, if any, and interest thereon shall first be paid in full, or such payment duly provided for in cash or in a manner satisfactory to the holder or holders of such Senior Indebtedness, before any payment is made by the Company (A) on account of the principal of or interest on this Debenture or (B) to acquire this Debenture.

(ii)     Upon the happening of an event of default with respect to any Senior Indebtedness, as such event of default is defined therein or in the instrument under which it is outstanding, permitting the holders to accelerate the maturity thereof, then, unless and until such event of default shall have been cured or waived or shall have ceased to exist, no payment shall be made by the Company (A) on account of the principal of or interest on this Debenture or (B) to acquire this Debenture.

(iii)     Subject to Sections 4(b)(i) and (ii) of this Debenture, as long as any Senior Indebtedness shall be outstanding, (A) the Company shall not make any payment of principal on this Debenture except upon the Maturity Date, and (B) the Company may pay interest on this Debenture as long as the payment of such principal or interest will not result in an event of default under the terms of the instruments pursuant to which the Senior Indebtedness is issued.

(iv)     In the event that, notwithstanding the provision of this Section 4(b), the Company shall make any payment to the Holder of this Debenture on account of the principal of or interest on this Debenture after the happening of a default in payment of the principal of or premium, if any, or interest on Senior Indebtedness or after receipt by the Company of written notice of an event of default with respect to any Senior Indebtedness, then unless and until such default or event of default shall have been cured or waived or shall have ceased to exist, such payment shall be held by the holder of this Debenture in trust for the benefit of, and shall be paid forthwith over and delivered to, the holders of Senior Indebtedness (pro rata as to each of such holders on the basis of the respective amounts of Senior Indebtedness held by them) or their representative or the trustee under the indenture or other agreement (if any) pursuant to which any instruments evidencing any Senior Indebtedness may have been issued, as their respective interests may appear, for application to the payment of all Senior Indebtedness remaining unpaid to the extent necessary to pay all Senior Indebtedness in full in accordance with the terms of such Senior Indebtedness, after giving effect to any concurrent payment or distribution to or for the holders of Senior Indebtedness.

(c)     Debentures Subordinated to Prior Payment of all Senior Indebtedness on Dissolution, Liquidation or Reorganization of Company. Upon any distribution of assets of the Company upon any dissolution, winding up, liquidation or reorganization of the Company (whether in bankruptcy, insolvency or receivership proceedings or upon an assignment for the benefit of creditors or otherwise):

(i)     The holders of all Senior Indebtedness shall first be entitled to receive payment in full of the principal thereof, premium, if any, and interest due thereon before the holder of this Debenture are entitled to receive any payment on account of the principal of or interest on this Debenture (other than securities of the Company or any other entity provided for by a plan of reorganization or readjustment which stock and securities are subordinated to the payment of all Senior Indebtedness and securities received in lieu thereof which may at the time be outstanding); and

(ii)     Any payment or distribution of assets of the Company of any kind or character whether in cash, property or securities (other than securities that are subordinated to the payment of all Senior Indebtedness and securities received in lieu thereof which may at the time be outstanding), to which the holder of this Debenture would be entitled except for the provisions of this Article 4, shall be paid by the liquidating trustee or agent or other person making such payment of distribution, whether a trustee in bankruptcy, a receiver or liquidating trustee or other trustee or agent, directly to the holders of Senior Indebtedness or their representative or representatives, or to the trustee or trustees under any indenture under which any instruments evidencing any of such Senior Indebtedness may have been issued, to the extent necessary to make payment in full of all Senior Indebtedness remaining unpaid, after giving effect to any concurrent payment or distribution or provision therefor to the holders of such Senior Indebtedness.

(iii)     In the event that, notwithstanding the foregoing provision of this Section 4(c), any payment or distribution of assets of the Company of any kind or character, whether in cash, property or securities (other than shares representing equity of the Company as reorganized or readjusted, or securities of the Company or any other entity provided for by a plan of reorganization or readjustment which stock and securities are subordinated to the payment of all Senior Indebtedness and securities received in lieu thereof which may at the time be outstanding), shall be received by the holder of this Debenture on account of principal of or interest on this Debenture before all Senior Indebtedness is paid in full, or effective provision made for its payment or distribution, such payment or distribution shall be received and held in trust for and shall be paid over to the holders of the Senior Indebtedness remaining unpaid or unprovided for or their representative or representatives, or to the trustee or trustees under any indenture under which any instruments evidencing any of such Senior Indebtedness may have been issued, for application to the payment of such Senior Indebtedness until all such Senior Indebtedness shall have been paid in full, after giving effect to any concurrent payment or distribution or provision therefor to the holders of such Senior Indebtedness.

(d)     Debentureholder to be Subrogated to Right of Holders of Senior Indebtedness. Subject to the payment in full of all Senior Indebtedness, the holders of the Debentures shall be subrogated, pro rata, to the rights of the holders of Senior Indebtedness to receive payments or distributions of assets of the Company applicable to the Senior Indebtedness until all amounts owing on the Debentures shall be paid in full, and, for the purpose of such subrogation, no payments or distributions to the holders of the Senior Indebtedness by or on behalf of the Company or by or on behalf of the holder of this Debentures by virtue of this Article 4 which otherwise would have been made to the holder of this Debentures shall, as between the Company and the holder of this Debenture, be deemed to be payment by the Company to or on account of the Senior Indebtedness, it being understood that the provisions of this Article 4 are, and are intended solely, for the purpose of defining the relative rights of the holders of the Debentures, on the one hand, and the holders of the Senior Indebtedness, on the other hand.

(e)     Obligation of the Company Unconditional. Nothing contained in this Article 4 or elsewhere in this Debenture is intended to or shall impair as between the Company and the holder of this Debenture, the obligation of the Company, which is absolute and unconditional, to pay to the holder of this Debenture the principal of and interest on this Debenture as and when the same shall become due and payable in accordance with its terms, or is intended to or shall affect the relative rights of the holder of this Debenture and creditors of the Company other than the holders of the Senior Indebtedness, nor shall anything herein or therein prevent the holder of this Debenture of this Debenture from exercising all remedies otherwise permitted by applicable law upon default under this Debenture, subject to the rights, if any, under this Article 4 of the holders of Senior Indebtedness in respect of cash, property or securities of the Company received upon the exercise of any such remedy; provided, however, that the holder of this Debenture shall not exercise any remedies if the exercise of such remedies would result in an event of default under the terms of the Senior Indebtedness. Upon any distribution of assets of the Company referred to in this Article 4, the holders of this Debenture shall be entitled to rely upon any order or decree made by any court of competent jurisdiction in which any dissolution, winding up, liquidation or reorganization proceedings are pending, or a certificate of the liquidating trustee or agent or other person making any distribution to the holder of this Debenture for the purpose of ascertaining the persons entitled to participate in such distribution, the holders of the Senior Indebtedness and other indebtedness of the Company, the amount thereof or payable thereon, the amount or amounts paid or distributed thereon and all other facts pertinent thereto or to this Article 4. In no event shall any provision of this Article 4 be interpreted as limiting or abrogating the right of the holder of this Debenture to convert principal and interest thereon pursuant to Article 3 of this Debenture.

(f)     Subordination Rights Not Impaired by Acts or Omissions of the Company or Holders of Senior Indebtedness. No right of any present or future holders of any Senior Indebtedness to enforce subordination as herein provided shall at any time in any way be prejudiced or impaired by any act or failure to act on the part of the Company or by any act or failure to act, in good faith, by any such holder, or by any noncompliance by the Company with the terms, provisions and covenants of this Debenture, regardless of any knowledge thereof which any such holder may have or be otherwise charged with.

(g)     Definition of Senior Indebtedness. The term “Senior Indebtedness” is defined to mean the principal of and premium, if any, and interest on and any obligations of the Company with respect to the Company’s indebtedness to all indebtedness and obligations (other than the Debentures) of the Company to banks, insurance companies and other institutional lenders.

(h)     Additional Agreement. The holder of this Debenture, by its acceptance of this Debenture, agrees to execute any formal instruments of subordination which may be reasonably requested by any holder of Senior Indebtedness.

Article 5.
Miscellaneous

(a)     Transferability. This Debenture shall not be transferred except in a transaction exempt from registration pursuant to the Securities Act and applicable state securities law. The Company shall treat as the owner of this Debenture the person shown as the owner on its books and records.

(b)     Limited Right of Prepayment. The Company shall have no right to prepay this Debenture without the prior written consent of the Holder, which consent may be given or withheld by the Holder in its sole discretion. Any prepayment shall be accompanied by interest on this Debenture to the date of prepayment.

(c)     WAIVER OF TRIAL BY JURY. IN ANY LEGAL PROCEEDING TO ENFORCE PAYMENT OF THIS DEBENTURE, THE COMPANY WAIVES TRIAL BY JURY.

(d)     WAIVER OF ANY RIGHT OF COUNTERCLAIM. EXCEPT AS PROHIBITED BY LAW, THE COMPANY HEREBY WAIVES ANY RIGHT TO ASSERT ANY CLAIM IT MAY HAVE AGAINST THE HOLDER OF THIS DEBENTURE BY WAY OF A COUNTERCLAIM (OTHER THAN A COMPULSORY COUNTERCLAIM) IN ANY ACTION ON THIS DEBENTURE.

(e)     Usury Saving Provision. All payment obligations arising under this Debenture are subject to the express condition that at no time shall the Company be obligated or required to pay interest at a rate which could subject the Holder of this Debenture to either civil or criminal liability as a result of being in excess of the maximum rate which the Company is permitted by law to contract or agree to pay. If by the terms of this Debenture, the Company is at any time required or obligated to pay interest at a rate in excess of such maximum rate, the applicable rate of interest shall be deemed to be immediately reduced to such maximum rate, and interest thus payable shall be computed at such maximum rate, and the portion of all prior interest payments in excess of such maximum rate shall be applied and shall be deemed to have been payments in reduction of principal.

(f)     Notice to Company. Notice to the Company shall be given to the Company at its principal executive offices, presently located at Middle Section, Longmao Street, Area A, Laiyang Waixiangxing Industrial Park, Laiyang City, Yantai, Shandong Province, People’s Republic of China 710075, attention of Mr. Cao, Wubo, CEO, with a copy to Asher S. Levitsky PC, Sichenzia Ross Friedman Ference LLP, 61 Broadway, New York, NY 10006, or to such other address or person as the Company may, from time to time, advise the holder of this Debenture, or to the holder of this Debenture at the address set forth on the Company’s records. Notice shall be given by hand delivery, certified or registered mail, return receipt requested, overnight courier service which provides evidence of delivery, or by telecopier if confirmation of receipt is given or of confirmation of transmission is sent as herein provided.

(g)     Governing Law. This Debenture shall be governed by the laws of the State of New York applicable to agreements executed and to be performed wholly within such state. The Company hereby (i) consents to the exclusive jurisdiction of the United States District Court for the Southern District of New York and Supreme Court of the State of New York in the County of New York in any action relating to or arising out of this Debenture, (ii) agrees that any process in any such action may be served upon it either (x) by certified or registered mail, return receipt requested, or by an overnight courier service which obtains evidence of delivery, with the same full force and effect as if personally served upon him in New York City or (y) any other manner permitted by law, and (iii) waives any claim that the jurisdiction of any such tribunal is not a convenient forum for any such action and any defense of lack of in personam jurisdiction with respect thereto.

(h)     Expenses. In the event that the Holder commences a legal proceeding in order to enforce its rights under this Debenture, the Company shall pay all reasonable legal fees and expenses incurred by the holder with respect thereto.

IN WITNESS WHEREOF, the Company has executed this Debenture as of the date and year first aforesaid.

GENESIS PHARMACEUTICALS ENTERPRISES, INC.

By:	/s/ Cao Wubo
Cao Wubo, Chief Executive Officer

The undersigned do hereby agree to the guarantee set forth in Section 2(c) of this Debenture.

LAIYANG JIANGBO PHARMACEUTICAL CO., LTD.

By:	/s/ Cao Wubo
Name: Cao Wubo
Title: Chief Executive Officer

GENESIS JIANGBO (LAIYANG) BIOTECH TECHNOLOGIES CO., LTD.

By:	/s/ Cao Wubo
Name: Cao Wubo
Title: Chief Executive Officer

NOTICE OF CONVERSION

[To be Signed Only Upon Conversion
of Part or All of Debentures]

Genesis Pharmaceuticals Enterprises, Inc.

The undersigned, the holder of the foregoing Debenture, hereby surrenders such Debenture for conversion into shares of Common Stock of Genesis Pharmaceuticals Enterprises, Inc. to the extent of $       * unpaid principal amount of due on such Debenture, and requests that the certificates for such shares and Warrants be issued in the name of ________________, and delivered to ____________________, whose address is ___________________.

Dated:____________________

_________________________
(Signature)

(Signature must conform in all respects to name of holder as specified on the face of the Debenture.)

    * Insert here the unpaid principal amount of the Debenture (or, in the case of a partial conversion, the portion thereof as to which the Debenture is being converted). In the case of a partial conversion, a new Debenture will be issued and delivered, representing the unconverted portion of the unpaid principal amount of this Debenture, to or upon the order of the holder surrendering such Debenture.